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                              SEPARATION AGREEMENT

         THIS SEPARATION AGREEMENT ("Agreement") is entered into this date by and between Ed Carr (hereinafter referred to as "Carr") and Intelligroup, Inc. ("Intelligroup") (collectively "Parties").

         WHEREAS Carr, the acting Chief Financial Officer of Intelligroup, and Intelligroup had previously executed an employment agreement dated December 9, 1999 and amended April 15, 2002 setting forth certain rights and obligations of the Parties (the "Employment Agreement"); and

         WHEREAS the Parties wish to resolve all matters relating to the Employment Agreement and the resignation of Carr in an amicable fashion; and

         WHEREAS in consideration of the mutual covenants and promises contained herein, and intending to be legally bound, the Parties mutually agree as follows:

         1. Carr shall resign in good standing his employment with Intelligroup effective April 9, 2004 ("Resignation Date"), and he will be paid at his regular salary and benefits through such date. Intelligroup agrees to reimburse Carr in full for all reasonable business expenses incurred on or before the Resignation Date, in accordance with Intelligroup's normal practices and policies for such reimbursements.

         2. Intelligroup agrees to pay Carr a bonus in the amount of twenty thousand dollars ($20,000) (the "Bonus Payment"). The Bonus Payment shall be included in Carr's final paycheck for the period ending with the resignation date and shall be made in accordance with Intelligroup's standard payroll practices, including the withholding of applicable federal and state payroll taxes.

         3. At the time of payment of Carr's final paycheck for the period ending with the Resignation Date, Intelligroup will separately issue a lump sum payment representing the amount of any accrued, unused vacation time, less applicable state and federal payroll taxes.

         4. Intelligroup agrees to provide reasonable assistance to Carr with regard to his exercise of available stock options. Notwithstanding the foregoing, Carr understands and is aware that he alone is responsible for determining whether or not he is in compliance with all insider trading law and regulation relating to the trading of Intelligroup stock and is advised to consult with his personal attorney in this regard. If necessary and to the extent allowed by operation of law, Intelligroup further agrees to prepare and file all necessary reporting of such transactions on behalf of Carr as may be required by the Securities and Exchange Commission ("SEC"), including but not limited to forms 4 and 5, for any transactions involving Intelligroup stock.

         5. Carr and Intelligroup, for and in consideration of certain benefits set forth in this Agreement, hereby irrevocably and unconditionally release and forever discharge all claims, cause(s) of action, and suit(s), either party had or may have against the other, known or unknown, including, without limitation, any claims that may or have arisen out of any agreements between Carr and Intelligroup (other than those discussed in Section 7), Carr's employment with and separation from Intelligroup, any claims for breach of contract or claims under the New Jersey Law Against Discrimination, New Jersey Conscientious Employee Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended, any state or federal anti-discrimination or anti-retaliation statute and any and all other claims, known or unknown through the date of this Agreement. The only claims excluded from the foregoing include any claims relating to enforcement of the terms of this Agreement.

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         6. All rights and obligations contained in the Indemnification
Agreement entered into between Carr and Intelligroup, dated December 8, 2003, shall remain in full force and effect. In particular, consistent with the terms of the Indemnification Agreement, Intelligroup agrees to continue to indemnify Carr with regard to any act or omission committed by Carr up to and including the Resignation Date that would be covered by the Indemnification Agreement notwithstanding the fact that he is no longer employed by Intelligroup and/or that the claim may be made after the Resignation Date. To the extent called upon by Intelligroup, Carr agrees at Intelligroup's expense to reasonably assist and support Intelligroup with any future claims, court proceedings, litigation or other similar matters in which Carr has material knowledge, but should such assistance or support require a significant commitment of time the Parties agree that Carr shall receive reasonable compensation for such time.

         7. Rights and obligations contained in the Employment Agreement with respect to the Non-Disclosure of Information, the Surrender of Confidential Information, the Limitation on Other Activities and Non-Solicitation shall survive pursuant to the terms and conditions of the Employment Agreement.

         8. The Parties agree that any requests for references for Carr will only be directed to the VP of Human Resources of Intelligroup. Intelligroup agrees that in response to such reference requests, favorable or neutral references will be provided.

         9. Carr represents that he will in no way disparage Intelligroup including, without limitation, its management and its Board, or make or solicit any comments, statements, or the like to any customers, partners, shareholders, media or others that may be considered derogatory or detrimental to the good name and business reputation of Intelligroup or any of the foregoing parties. In addition, Intelligroup represents that it will undertake best efforts to ensure that its employees do not disparage or make any comments, statements or the like that may be considered derogatory or detrimental to the good name and reputation of Carr.

         10. Carr shall, at Intelligroup's reasonable request and at Intelligroup's expense, make himself available to reasonably consult with Intelligroup telephonically and/or via e-mail on matters of which he has material knowledge for no less than sixty (60) days following the execution of this Agreement.

         11. The parties agree that the representation letters signed by Carr in relation to Intelligroup's 10-k for FY2003 shall be incorporated herein by reference and that the parties rely upon the veracity of such representations in entering into this Agreement. The parties further agree that such letters were executed to the best of Carr's knowledge.

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         12. The Parties represent and acknowledge that they have had a reasonable amount of time to consider this Agreement, and that in executing this Agreement rely entirely upon their own judgment, beliefs and interests and the advice of their counsel, and they do not rely and have not relied upon any representation or statement made by the other party, or by any agents, representatives or attorneys of the other party, with regard to the subject matter, basis or effect of this Agreement or otherwise, other than as specifically stated in this Agreement. The parties specifically acknowledge that all releases contained herein are knowing and voluntary.

         13. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, predecessors, successors and assigns.

         14. This Agreement is made under the laws of the State of New Jersey and shall be governed by and construed in accordance with such laws.

         15. Should any provisions of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

         16. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

IN WITNESS WHEREOF, the parties, intending to be legally bound and representing that they have the legal authority to execute this agreement, have signed and dated this agreement.



                                          INTELLIGROUP, INC.


Dated:
       --------------------------         ------------------------------
                                          Christian Misvaer
                                          Secretary






Dated
       --------------------------         ------------------------------
                                          Ed Carr